Exhibit 5.1

A&L Goodbody LLP	Dublin
3 Dublin Landings	Belfast
North Wall Quay, Dublin 1	London
D01 C4E0	New York
T: +353 1 649 2000	San Francisco
DX: 29 Dublin www.algoodbody.com	Palo Alto

Date	16 December 2022

Our ref	AC4/DEG 01440937

Your ref

Prothena Corporation plc

77 Sir John Rogersons Quay

Block C Grand Canal Docklands

Dublin 2

D02 VK60

Ireland

Re: Prothena Corporation plc (the Company)

Dear Sirs

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 518146) in connection with the offering of up to 3,737,500 of the Company’s ordinary shares, par value $0.01 per share (the Shares) pursuant to (i) a registration statement on Form S-3 filed by the Company on 23 March 2021 with the U.S. Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended, (the Registration Statement) and the prospectus contained therein and (ii) the prospectus supplement to the Registration Statement, dated 14 December 2022 (the Prospectus Supplement).

Jefferies LLC, Evercore Group L.L.C. and Cantor Fitzgerald & Co. (the Representatives) are acting as representatives to the underwriters to this offering, as documented in an underwriting agreement dated 14 December 2022 between the Company and the Representatives (the Underwriting Agreement).

In connection with this Opinion, we have examined and relied upon copies of:

•	the Registration Statement, the Prospectus Supplement and the Underwriting Agreement; and

•	such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches, as at the date hereof in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

CE Gill • JG Grennan • PD White • VJ Power • LA Kennedy • SM Doggett • B McDermott • S O’Riordan • M Sherlock • KP Allen • C Rogers • G O’Toole • JN Kelly • N O’Sullivan • MJ Ward • AC Burke • D Widger • C Christle • S Ó Cróinin • JW Yarr • DR Baxter • A McCarthy • JF Whelan • JB Somerville • MF Barr • AM Curran • A Roberts • RM Moore • D MainJ Cahir • M Traynor • PM Murray • P Walker • K Furlong • PT Fahy • D Inverarity • M Coghlan • DR Francis • A Casey • B Hosty • M O’Brien • L Mulleady • K Ryan • E Hurley • D Dagostino • R Grey • R Lyons • J Sheehy • C Carroll • SE Carson • P Diggin • J Williams • A O’Beirne • J Dallas • SM Lynch • M McElhinney • C Owens • AD Ion • K O’Connor • JH Milne • T Casey • M Doyle • CJ Comerford • R Marron • K O’Shaughnessy • S O’Connor • SE Murphy • D Nangle • A Lawler • C Ó Conluain • N McMahon • HP Brandt • A Sheridan • LM Byrne • N Cole • M Devane • D Fitzgerald • G McDonald • N Meehan • R O’Driscoll • B O’Malley • C Bollard • M Daly • D Geraghty • LC Kennedy • E Mulhern • E O’Keeffe • MJ Ellis

Consultants: Professor JCW Wylie • MA Greene • AV Fanagan • PM Law • C Duffy • SW Haughey • PV Maher

1	We have further assumed:

1.1

that the memorandum and articles of association of the Company as amended on 19 May 2016 and as are available in the Irish Companies Registration Office as at the date of this Opinion are correct and up to date;

1.2

that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Shares will be issued in accordance with such resolutions and authorities;

1.3

that any issue of Shares will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of such Shares of cash at least equal to the nominal value of such Shares;

1.4

that the Registration Statement and Prospectus Supplement do not constitute (and are not intended/required to constitute) a prospectus within the meaning of Part 23 of the Companies Act 2014 and to the extent that any offer of Shares is being made to investors in any member state of the European Union, the Company is satisfied that the obligation to propose and publish a prospectus pursuant to Irish prospectus law, or in particular pursuant to the European Union (Prospectus) Regulations 2019, does not arise;

1.5

the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Shares in good faith, for its legitimate and bona fide business purposes;

1.6

that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Shares; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Shares; (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of the Shares and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of the Shares.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Underwriting Agreement, will be duly authorised, validly issued, fully paid and will not be subject to calls for any additional payments (non-assessable).

In rendering this Opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

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This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on 16 December 2022 and to the use of our name therein and in the related prospectus and in any prospectus supplement under the caption “Legal Matters”.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ A&L Goodbody LLP

A&L Goodbody LLP

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